Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 of Energy XXI Gulf Coast, Inc. of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our audit letter dated July 12, 2013 in the Annual Report on Form 10-K of Energy XXI (Bermuda) Limited for the year ended June 30, 2013, filed with the Securities and Exchange Commission on August 21, 2013. We also consent to references of our Firm under the caption “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

October 18, 2013